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April 18, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 14, 2006, of Cyclacel Pharmaceuticals, Inc., former Xcyte Therapies, Inc., and are in agreement with the statements contained in the first sentence of the second paragraph and the third, fourth and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours, /s/ Ernst & Young LLP